UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Northstar Neuroscience, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1976637
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2401 Fourth Avenue, Suite 300 Seattle, WA	98121
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: Not applicable

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights, no par value

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of Form 8-A filed by Northstar Neuroscience, Inc., a Washington corporation (the “Company”), on May 23, 2008 relating to preferred stock purchase rights (the “Rights”) is hereby amended to add the following:

On May 14, 2009 the Company’s shareholders approved the voluntary dissolution and liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution (the “Plan”), previously approved by the Company’s board of directors. In connection with the Plan, the Company became a dissolved corporation under Washington law on July 2, 2009. In view of the dissolution of the Company, the Company wishes to clarify that the Rights will no longer be outstanding after July 28, 2009.

The Company and Registrar and Transfer Company, as rights agent (the “Rights Agent”), executed the First Amendment to Rights Agreement, dated as of July 28, 2009 (the “Amendment”), amending that certain Rights Agreement, dated as of May 21, 2008, by and between the Company and the Rights Agent (the “Rights Agreement”). The Amendment provides that the “Final Expiration Date” of the Rights will be July 28, 2009 rather than May 21, 2018, and that all references to May 21, 2018 in the Form of Rights Certificate attached as Exhibit B to the Rights Agreement and in the Summary of Terms of Rights Agreement attached as Exhibit C to the Rights Agreement will instead refer to July 28, 2009.

The Rights Agreement is filed as Exhibit 4.1 to the Company’s Form 8-A filed with the Securities and Exchange Commission on May 23, 2008 and is incorporated herein by reference. The Amendment is filed as Exhibit 4.2 to this Form 8-A/A. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of May 21, 2008, between Northstar Neuroscience, Inc. and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on May 21, 2008 (File No. 001-34078)).

4.2	First Amendment to Rights Agreement, dated as of July 28, 2009, by and between Northstar Neuroscience, Inc. and Registrar and Transfer Company, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NORTHSTAR NEUROSCIENCE, INC.

Dated: July 28, 2009	By:	/s/ Brian B. Dow
Brian B. Dow Vice President of Finance, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of May 21, 2008, between Northstar Neuroscience, Inc. and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on May 21, 2008 (File No. 001-34078)).

4.2	First Amendment to Rights Agreement, dated as of July 28, 2009, by and between Northstar Neuroscience, Inc. and Registrar and Transfer Company, as Rights Agent.